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                                                                      EXHIBIT 12

                      GENERAL ELECTRIC CAPITAL CORPORATION
                          AND CONSOLIDATED AFFILIATES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                          THREE MONTHS                  YEAR ENDED DECEMBER 31,
                                              ENDED      -----------------------------------------------------
                                          APRIL 2, 1994    1993       1992       1991       1990       1989
                                          -------------  ---------  ---------  ---------  ---------  ---------
(DOLLAR AMOUNTS IN MILLIONS)
Net earnings............................    $     444    $   1,478  $   1,251  $   1,125  $   1,021  $     859
Provision for income taxes..............          191          664        415        362        350        303
Minority interest in net earnings of
  consolidated affiliates...............           18          114         14         (7)         4          9
                                               ------    ---------  ---------  ---------  ---------  ---------
Income before provision for income taxes
  and minority interest.................          653        2,256      1,680      1,480      1,375      1,171
                                               ------    ---------  ---------  ---------  ---------  ---------
Fixed charges:
  Interest..............................          999        3,503      3,713      4,280      4,334      3,816
  One-third of rentals..................           37          138         90         34         33         25
                                               ------    ---------  ---------  ---------  ---------  ---------
Total fixed charges.....................        1,036        3,641      3,803      4,314      4,367      3,841
                                               ------    ---------  ---------  ---------  ---------  ---------
Less interest capitalized, net of
  amortization..........................            2            4          6          7         19         11
                                               ------    ---------  ---------  ---------  ---------  ---------
Earnings before provision for income
  taxes and minority interest plus fixed
  charges...............................    $   1,687    $   5,893  $   5,477  $   5,787  $   5,723  $   5,001
                                               ------    ---------  ---------  ---------  ---------  ---------
                                               ------    ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges......          1.63        1.62       1.44       1.34       1.31       1.30
                                                ------   ---------  ---------  ---------  ---------  ---------
                                                ------   ---------  ---------  ---------  ---------  ---------
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